                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                              PACCAR INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------
                                      vwxy

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 29, 1997, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington for these purposes:

    1.  To elect three directors to serve three-year terms ending in 2000.

    2. To amend the Certificate of Incorporation to increase the authorized common shares from 100,000,000 to 200,000,000 and to decrease their par value from $12 to $1 per share.

    3. To approve amendments to the PACCAR Inc 1991 Long Term Incentive Plan ("LTI Plan") to allow the Company to preserve the tax deduction for performance based compensation payments, to increase the number of common shares authorized for awards from 1,199,182 to 3,000,000, and to make other changes.

    4. To approve the PACCAR Inc Senior Executive Incentive Plan ("SEI Plan") to allow the Company to preserve the tax deduction for the annual bonus paid to certain executives.

    5.  To transact such other business as may properly come before the meeting.

    Pursuant to Section 3 of Article VI of the Bylaws, stockholders entitled to notice of and to vote at this meeting are those of record as of the close of business on March 5, 1997.

    IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, you are requested to date and sign the enclosed proxy card and return it promptly in the enclosed postpaid envelope.

    DIRECTIONS TO THE MEYDENBAUER CENTER CAN BE FOUND ON THE BACK COVER OF THE ATTACHED PROXY STATEMENT.

                                          By order of the Board of Directors

                                          /s/ J. M. D'Amato

                                          SECRETARY

Bellevue, Washington
March 20, 1997

                                  ------------

                                PROXY STATEMENT

                                  ------------

    The Board of Directors of PACCAR Inc (the "Company") solicits the accompanying proxy for use at the Annual Meeting of Stockholders of the Company to be held April 29, 1997, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington. Execution of the proxy will not in any way affect a stockholder's right to attend the meeting or prevent voting in person. A proxy may be revoked by later dated proxy or by notice to the Secretary of the Company at any time before it is voted.

    The executive offices of the Company are located in the PACCAR Building, 777 -106th Avenue N.E., Bellevue, Washington 98004. This proxy statement and proxy card were first sent to stockholders about March 20, 1997.

    Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail except for any facsimile, telephone, or personal solicitation by directors, officers, and employees of the Company which may be made without additional compensation. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation.

                                 VOTING RIGHTS

    Stockholders eligible to vote at the meeting are those of record at the close of business on March 5, 1997. Each outstanding share of common stock, par value $12 per share, is entitled to one vote on all matters to be presented at the meeting. As of the close of business on March 5, 1997, the Company had
outstanding [        ] shares of common stock.

                                STOCK OWNERSHIP

CERTAIN OWNERS

    The following persons are known to the Company to be the beneficial owner of more than five percent of the Company's common stock at December 31, 1996:

                                                                    SHARES
                       NAME AND ADDRESS                          BENEFICIALLY     PERCENT
                       BENEFICIAL OWNER                            OWNED(a)       OF CLASS
--------------------------------------------------------------  ---------------   --------
BankAmerica Corporation                                         3,678,366(b)        9.5
  555 California Street
  San Francisco, California 94104
Charles M. Pigott                                               2,305,343(c)(d)     5.9
  P.O. Box 1518
  Bellevue, Washington 98009

DIRECTORS AND EXECUTIVE OFFICERS

    The following tabulation sets forth the shares of common stock beneficially owned by each director and Named Officer (as defined below) and by all directors and executive officers as a group at December 31, 1996:

                                                                    SHARES
                                                                 BENEFICIALLY     PERCENT
                             NAME                                  OWNED(a)       OF CLASS
--------------------------------------------------------------  ---------------   --------
John M. Fluke, Jr.............................................      1,699           *
Carl H. Hahn..................................................        835           *
Harold J. Haynes..............................................      4,150           *
David J. Hovind...............................................     27,620(d)(f)     *
Charles M. Pigott.............................................  2,305,343(c)(d)     5.9
James C. Pigott...............................................  1,883,471(d)(e)     4.8
Mark C. Pigott................................................    373,686(d)(g)     *
John W. Pitts.................................................      2,490(d)        *
Thomas E. Plimpton............................................      4,552(f)        *
Michael A. Tembreull..........................................     16,222(f)        *
James H. Wiborg...............................................     15,678(h)        *
Total of all directors and executive officers as a group (15
  individuals)................................................  3,827,148(i)        9.8

------------

*   does not exceed one percent.

(a) Amounts shown are rounded to whole share amounts.

(b) [Of the 3,678,366 shares, BankAmerica Corporation and/or its subsidiaries have sole voting power as to 3,340,183 shares, sole dispositive power as to 3,257,765 shares, shared voting power as to 900 shares and shared dispositive power as to 226,022 shares.]

(c) Includes 15,126 shares allocated in the Company's Savings Investment Plan for which he has sole voting power and as of January 1, 1997 dispositive power, 69,704 stock units accrued for a deferred contingent cash award under the LTI Plan and options to purchase 23,769 shares. Also includes 699,167 shares held by a charitable trust of which he is co-trustee and shares voting and dispositive power, and 134,228 shares held by a corporation over which he has sole voting power and sole dispositive power over 114,480 of such shares.

(d) Does not include shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

(e) Includes the same 699,167 shares referenced in note (c) held by a charitable trust of which he is a co-trustee and shares voting and dispositive power.

(f) Includes shares allocated in the Company's Savings Investment Plan for which the participant has sole voting power over all shares and dispositive power as follows: D. J. Hovind (7,530 total/3,508 dispositive), T. E. Plimpton (2,215 total/425 dispositive), and M. A. Tembreull (5,071 total/2,000 dispositive). Includes stock units accrued for deferred contingent cash awards under the LTI Plan as follows: D. J. Hovind (2,691), T. E. Plimpton
    (139), and M. A. Tembreull (3,360). Also includes options to purchase shares as follows: D. J. Hovind (7,437), T. E. Plimpton (2,198), and M. A. Tembreull (6,290).

(g) Includes 3,417 shares allocated in the Company's Savings Investment Plan for which he has sole voting power and dispositive power over 990 shares, and the same 134,288 shares owned by the corporation referenced in note (c) over which he has no voting or dispositive power. Also includes options to purchase 4,385 shares.

(h) Includes 5,200 shares held in trust for which he is a trustee and shares voting and dispositive power, but not 1,190 shares owned by a university on whose investment subcommittee of the board of trustees he sits.

(i) Reflects elimination of duplicate reporting of 699,167 shares referenced in notes (c) and (e) and 134,288 shares referenced in notes (c) and (g).

ITEM 1.  ELECTION OF DIRECTORS

    Three directors, constituting Class II Directors, are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class II Directors for a term expiring at the Annual Meeting of Stockholders in 2000. All of the nominees are currently serving as directors of the Company.

    Under Delaware law, directors are elected by a plurality of the votes cast for the election of directors. Shares that are not voted affirmatively for the election of directors (whether because authority to vote is withheld, the stockholder does not return a proxy, the broker holding the shares does not vote or otherwise) will not count in determining the total number of votes for each nominee. Unless otherwise instructed, proxies which are returned will be voted for the three nominees for Class II Directors.

    If any of the nominees is unable to act as a director because of an unexpected occurrence, the holders of the proxies, in their discretion, may vote the proxies for another person. In the alternative, the Board of Directors may make an appropriate reduction in the number of directors to be elected. The Class I and Class III Directors named below have terms which expire in 1999 and 1998, respectively.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING IN 2000 (CLASS II DIRECTORS):

    HAROLD J. HAYNES, age 71, has been senior counselor for Bechtel Group, Inc., an international engineering and construction company, since 1981. He was chairman, chief executive officer and a director of Standard Oil Company of California (now Chevron Corporation), an integrated petroleum company, from 1974 until his retirement in 1981. Mr. Haynes has served as a director of the Company since 1981. He is also a director of The Boeing Company.

    JAMES C. PIGOTT, age 60, has been president of Pigott Enterprises, Inc., private investments, since 1983 and president and/or chairman and chief executive officer of Management Reports & Services, Inc., a provider of business services, since February 1986. He was president, chief executive officer and a director of Stetson-Ross, Inc., a woodworking machinery manufacturer, from 1976 to 1983. He has served as a director of the Company since 1972. He is also a director of Americold Corporation. Mr. Pigott is the brother of Charles M. Pigott and the uncle of Mark C. Pigott, both directors of the Company.

    MARK C. PIGOTT, age 43, became Chairman and Chief Executive Officer of the Company on January 1, 1997. He served as a Vice Chairman of the Company since January 1995, Executive Vice President since December 1993, Senior Vice President since January 1990 and was previously Vice President. Mr. Pigott has served as a director of the Company since July 1994. Mr. Pigott is the son of Charles M. Pigott and nephew of James C. Pigott, both directors of the Company.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1999 (CLASS I DIRECTORS):

    JOHN M. FLUKE, JR., age 54, is chairman of Fluke Capital Management, L.P., private investments. He was chairman of Fluke Corporation (formerly John Fluke Mfg. Co., Inc.), a manufacturer of electronic test and measurement equipment, from 1984 to 1990. He was chief executive officer of that company from 1983 to 1987 and has been a director since 1976. He has served as a director of the Company since 1984.

    DAVID J. HOVIND, age 56, became President and a director of the Company in January 1992. He was Executive Vice President of the Company from July 1987 to January 1992, Senior Vice President from December 1985 to July 1987, and Vice President from September 1985 to December 1985.

    MICHAEL A. TEMBREULL, age 50, became a Vice Chairman of the Company in January 1995. He served as Executive Vice President from January 1992 to January 1995, Senior Vice President from September 1990 to January 1992, and was previously general manager of the Company's Peterbilt Motors Company division. Mr. Tembreull became a director of the Company in July 1994.

    JAMES H. WIBORG, age 72, was chairman of Univar Corporation, a distributor of chemicals, from September 1986 until his retirement in August 1996. He was also chairman and chief strategist of VWR Scientific Products Corporation from March 1986 to his retirement in August 1996. He was chairman and chief executive officer of Univar from 1983 to 1986 and he was president and chief executive officer from 1966 to 1983. He has served as a director of the Company since 1975. He is also a director of PrimeSource Corporation. (He is retiring from the Board of Directors of the Company effective April 28, 1997.)

    GERALD GRINSTEIN, 64, served as chairman of Burlington Northern Santa Fe Corp., a railroad transportation company, until his retirement in 1995. He was chairman and chief executive officer of Burlington Northern Inc. from 1990 to 1995. Before joining Burlington Northern in 1987 he was chairman of Western Airlines from 1983 to 1987 and a partner in the law firm of Preston, Thorgrimson, Ellis and Holman from 1969 to 1983. He is a director of Delta Air Lines, Inc., Browning-Ferris Industries, Inc., Sunstrand Corp. and Imperial Holly Corp. (Elected by the Board to serve for the remainder of J.H. Wiborg's term as a Class I director).

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1998 (CLASS III
  DIRECTORS):

    CARL H. HAHN, age 70, served as chairman of the board of management of Volkswagen AG from 1982 until his retirement at the end of 1992. He is chairman of the board of directors of Saurer AG, and a director of The British Petroleum Company p.l.c. and TRW Inc. He also serves as a member of the supervisory boards of a number of major European companies, including Volkswagen AG, Thyssen AG, Gerling, and Commerzbank. In addition, he is the honorary chairman of the supervisory boards of Audi AG, SEAT, and Skoda, and is a member of the foreign trade advisory committee at the Federal Republic of Germany's Federal Economics Ministry.

    CHARLES M. PIGOTT, age 67, became Chairman Emeritus upon his retirement from the Company on January 1, 1997. He was elected President of the Company in 1965, Chief Executive Officer in 1968, and served as Chairman from 1986 to 1996 and has served as director since 1961. He is also a director of The Boeing Company, Chevron Corporation, and Seattle Times Company. Mr. Pigott is the brother of James C. Pigott, and the father of Mark C. Pigott, both directors of the Company.

    JOHN W. PITTS, age 70, was president, chief executive officer and a director of MacDonald, Dettwiler and Associates Ltd., a systems engineering company, from 1982 until his retirement in 1995. He was chairman, president, chief executive officer and a director of Okanagan Helicopters Ltd., a helicopter charterer, from 1970 to 1982. He has served as a director of the Company since 1964. He is also a director of BC Sugar Refinery Limited, BC TELECOM Inc., and Radarsat International, Inc.

    The Board recommends a vote FOR the election of H. J. Haynes, J. C. Pigott, and M. C. Pigott as directors.

                             STOCKHOLDER PROPOSALS

    A stockholder proposal must be received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009 by November 20, 1997 to be considered for inclusion in the proxy materials for the Company's 1998 Annual Meeting.

                         BOARD COMMITTEES AND MEETINGS

    AUDIT COMMITTEE--The Board of Directors has a standing Audit Committee. Members of the Audit Committee are J. M. Fluke, Jr., J. C. Pigott, and J. W. Pitts. The functions of the Audit Committee include review of the independent accountant's report, modification of audit procedures as may be appropriate, and performance of such other responsibilities as the Board of Directors may prescribe. The Committee met once in 1996.

    COMPENSATION COMMITTEE--The Board of Directors has a standing Compensation Committee. Members of the Compensation Committee are H. J. Haynes, J. W. Pitts, and J. H. Wiborg. The functions of the Compensation Committee include reviewing and approving compensation of certain executives. The Committee also administers the Company's LTI Plan and the Deferred Compensation Plan. The Committee met three times in 1996.

    EXECUTIVE COMMITTEE--The Board of Directors has a standing Executive Committee. Members of the Executive Committee are C. M. Pigott, J. W. Pitts, and
J. H. Wiborg. The function of the committee is to act on routine Board matters when the Board is not in session. The Committee did not meet in 1996.

    The Company does not have a Nominating Committee.

    The Board of Directors met four times during 1996, and each member attended at least 75% of the aggregate of meetings of the Board of Directors and the committees of the Board on which he served.

             COMPENSATION OF EXECUTIVE OFFICERS AND RELATED MATTERS

    The information in the following table relates to the annual and long term compensation for service in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994 of those persons who were, during 1996 and at December 31, 1996, (a) the Chief Executive Officer and (b) the other four most highly compensated executives of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                                 ALL OTHER
                                                  ANNUAL COMPENSATION              LONG-TERM COMPENSATION     COMPENSATION(a)
                                         --------------------------------------  --------------------------  -----------------
                                                                                    AWARDS        PAYOUTS
                                                                                 -------------  -----------
                                                                                  SECURITIES
                                                                     OTHER        UNDERLYING     LONG-TERM
                                                                     ANNUAL      OPTIONS/SARS    INCENTIVE
NAME AND PRINCIPAL POSITION     YEAR      SALARY       BONUS      COMPENSATION     (SHARES)     PAYOUTS(b)
----------------------------  ---------  ---------  -----------  --------------  -------------  -----------
C. M. Pigott................       1996  $1,100,000 $        (c)           (d)        56,156     $ 506,250       $   7,500
  Chairman and Chief               1995    980,000    667,388              (d)        53,637       434,813           7,500
  Executive Officer                1994    897,116    693,000              (d)         6,441       451,238           7,500
D. J. Hovind................       1996    550,000           (c)           (d)        23,398       219,938           7,500
  President                        1995    520,000    307,292              (d)        24,832       192,525           7,500
                                   1994    476,808    281,725              (d)         2,605       138,740           7,500
M. A. Tembreull.............       1996    498,077           (c)           (d)        21,271       141,075           7,500
  Vice Chairman                    1995    399,039    228,000              (d)        19,865        60,584           7,500
                                   1994    329,385    196,020              (d)         1,627        84,780           7,500
M. C. Pigott................       1996    498,077           (c)           (d)        21,271        90,000           7,500
  Vice Chairman                    1995    398,558    212,000              (d)        19,865        72,400           7,500
                                   1994    298,269    160,650              (d)         1,443        61,776           7,500
T. E. Plimpton..............       1996    269,615           (c)           (d)         5,956        70,875           7,500
  Senior Vice President            1995    230,769    109,613              (d)         6,258        50,186           7,500
                                   1994    206,961    106,604              (d)           816             0           7,500

------------

(a) Amounts of All Other Compensation represent Company matching contributions to the Company's Savings Investment Plan.

(b) Represents cash awards which were paid, or were payable but deferred at the Named Officer's election, during 1994, 1995, and 1996 and earned during the 1991-1993, 1992-1994 and 1993-1995 LTI Plan performance cycles, respectively.

(c) Amounts of bonuses earned in 1996 to be paid in 1997 were not determined on the date this proxy statement was prepared.

(d) The aggregate amount of perquisites and other personal benefits was less than the required reporting threshold (the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Officer).

    OPTION GRANTS--Shown below is information on grants of stock options pursuant to the LTI Plan in 1996 to the Named Officers which are also reflected in the Summary Compensation Table.

                      OPTION GRANTS IN LAST FISCAL YEAR(A)

                                           INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------
                                                   NUMBER OF     PERCENT OF
                                                  SECURITIES    TOTAL OPTIONS
                                                  UNDERLYING     GRANTED TO                               GRANT DATE
                                                    OPTIONS     EMPLOYEES IN    EXERCISE OR  EXPIRATION     PRESENT
                      NAME                          GRANTED      FISCAL YEAR    BASE PRICE      DATE       VALUE (b)
------------------------------------------------  -----------  ---------------  -----------  -----------  -----------
C. M. Pigott....................................      56,156          18.1%      $   49.50    4/30/2006    $ 767,653
D. J. Hovind....................................      23,398           7.5           49.50    4/30/2006      319,851
M. A. Tembreull.................................      21,271           6.8           49.50    4/30/2006      290,775
M. C. Pigott....................................      21,271           6.8           49.50    4/30/2006      290,775
T. E. Plimpton..................................       5,956           1.9           49.50    4/30/2006       81,419

------------

(a) The date that all options granted in 1996 become exercisable is January 1, 1999. This date may be accelerated in the event of a Change in Control of the Company (as defined in the 1991 LTI Plan).

(b) The grant date present value was determined by using a variation of the Black-Scholes option pricing model with the following assumptions: (i) 34.40% expected share price volatility, (ii) 6.81% risk-free rate of return,
    (iii) an expected dividend yield of 4.15%, (iv) a ten-year exercise period, and (v) a five year expected life.

    OPTION EXERCISES AND FISCAL YEAR-END VALUES--Shown below is information concerning the exercise of stock appreciation rights and options to purchase the Company's common stock under the 1981 Long Term Incentive Plan and the LTI Plan by the Named Officers in 1996 or held by them at December 31, 1996:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS/
                            SHARES ACQUIRED       VALUE      OPTIONS/SARS AT FY-END       SARS AT FY-END
          NAME                ON EXERCISE       REALIZED     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-------------------------  -----------------  -------------  ----------------------  ------------------------
C. M. Pigott.............          6,246       $   214,425        17,328 / 116,234   $   499,318 / $2,504,098
D. J. Hovind.............          7,545           179,616         4,832 /  50,835       111,839 /  1,102,360
M. A. Tembreull..........          1,249            48,811         4,663 /  42,763        132,875 /   918,375
M. C. Pigott.............              0                 0         2,942 /  42,579         83,536 /   914,059
T. E. Plimpton...........              0                 0         1,382 /  13,030         31,804 /   282,650

    LONG TERM INCENTIVE PLANS--All stock-based awards under the 1981 Long Term Incentive Plan and the LTI Plan are shown in the Option Grant and Option Exercise tables set forth above. Shown below is information in respect of non-stock price-based awards made in 1996 under the LTI Plan:

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                              PERFORMANCE OR       ESTIMATED FUTURE PAYOUTS UNDER
                            OTHER PERIOD UNTIL       NON-STOCK PRICE-BASED PLANS
                               MATURATION OR     -----------------------------------
           NAME                   PAYOUT          THRESHOLD     TARGET     MAXIMUM
--------------------------  -------------------  -----------  ----------  ----------
C. M. Pigott..............   1/1/96 - 12/31/98    $  45,045   $  495,000  $  990,000
D. J. Hovind..............   1/1/96 - 12/31/98       18,769      206,250     412,500
M. A. Tembreull...........   1/1/96 - 12/31/98       17,063      187,500     375,000
M. C. Pigott..............   1/1/96 - 12/31/98       17,063      187,500     375,000
T. E. Plimpton............   1/1/96 - 12/31/98        2,389       52,500     105,000

Payments of awards under the LTI Plan are tied to achieving Company, business unit, and individual goals over a three-year performance period. Goals established for Company performance are based on the Company's financial performance relative to a selected group of companies with similar business characteristics. Goals established for business unit and individual performance are based on financial and strategic objectives approved by the Compensation Committee on an individual basis.

    RETIREMENT BENEFITS--The following table shows the estimated annual retirement benefit payable to participating employees, including the Named Officers, under the Company's noncontributory retirement plan and Supplemental Retirement Plan:

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
                                -------------------------------------------------------
         REMUNERATION              15         20         25         30          35
------------------------------  ---------  ---------  ---------  ---------  -----------
$  400,000....................  $  87,932  $ 117,242  $ 146,553  $ 175,864  $   205,174
  500,000.....................    110,432    147,242    184,053    220,864      257,674
  600,000.....................    132,932    177,242    221,553    265,864      310,174
  700,000.....................    155,432    207,242    259,053    310,864      362,674
  800,000.....................    177,932    237,242    296,553    355,864      415,174
  900,000.....................    200,432    267,242    334,053    400,864      467,674
 1,200,000....................    267,932    357,242    446,553    535,864      625,174
 1,400,000....................    312,932    417,242    521,553    625,864      730,174
 1,600,000....................    357,932    477,242    596,553    715,864      835,174
 1,700,000....................    380,432    507,242    634,053    760,864      887,674

    The Company has a noncontributory retirement plan which has been in effect since 1947. Named Officers participate in this plan on the same basis as other salaried employees. The plan provides benefits based on years of service and salary. The benefit for each year of service, up to a maximum of 35 years, is equal to 1% of salary plus 0.5% of salary in excess of the Social Security Covered Compensation level. Salary is defined as the average of the highest 60 consecutive months of an employee's cash compensation, which includes those amounts reported in the "Salary" and "Bonus" columns of the Summary Compensation Table, but it excludes compensation under the LTI Plan. Years of credited service as of December 31, 1996 for the Named Officers are: C. M. Pigott, 35 years; D. J. Hovind, 32 years; M. A. Tembreull, 26 years; M. C. Pigott, 18 years; and T. E. Plimpton, 20 years.

    The Company's unfunded Supplemental Retirement Plan provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula.

    The Pension Plan Table illustrates approximate retirement benefits at age 65 and are based on single life annuity amounts. They are not subject to any deduction for Social Security or other offset amounts.

    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION--The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

    Under the supervision of the Compensation Committee, the Company has designed its executive pay programs to provide a direct link between Company performance and executive compensation. These programs have been in use for a number of years. The compensation of Company executives under these programs is determined annually by the Compensation Committee.

    The Company believes that its overall executive compensation package should be sufficient to attract and retain highly qualified executives and should provide meaningful incentives for measurably superior performance. The Company's executive compensation program is comprised of three main components: (i) base salaries; (ii) annual cash bonuses intended to focus maximum effort on achieving profitability, individually assigned objectives, and the highest level of product quality; and (iii) long term incentives in the form of stock options and cash awards intended to focus efforts on achieving long term growth in net income, return on sales, and return on capital.

    BASE SALARIES. Base salaries are compared with independent salary surveys, and consultants are utilized from time to time to assure that the overall compensation package is competitive with the average compensation packages offered by similar companies, including some of the selected companies described in the long term incentive plan discussed below (the "Selected Companies"). The most recent survey compared the compensation packages of 319 companies with which the Company competes in the market for executive talent.

    The base salaries of the Company's executive officers and the Chief Executive Officer were generally above the average salaries paid by the surveyed companies. Among the companies included in the survey were nine of the twelve companies which comprise the Standard & Poor's indices used in the performance graph set forth later in this proxy statement.

    ANNUAL CASH BONUSES. Annual cash bonuses may range up to 77% of the executive's base salary. In general, from 50% to 60% of these bonuses are based on the Company's performance compared to an overall profit goal approved by the Compensation Committee. The balance of the executives' bonus calculation is based upon the attainment, in the subjective judgment of the Compensation Committee, of one or more individual goals. In general, these goals involve factors such as the financial performance of the business units for which the executive has direct responsibility, such as profitability or return on investment, as well as non-financial performance criteria such as market share improvement, product quality, new product development, production efficiencies and similar specific individual assignments. The individual goals are changed annually, and a level of importance is assigned to each goal on a percentage basis. The calculation of the bonus takes into account both the level of achievement and the assigned importance of the goal. The achievement of each goal is determined separately, and no bonus for a specific goal is paid unless at least 70% of that goal is achieved.

    The bonuses paid in 1996 reflect an achievement in excess of 100% of the Company's overall profit goal for 1995. The amounts of bonuses earned in 1996 (to be paid in 1997) were not determined on the date this proxy statement was prepared.

    LONG TERM INCENTIVES. Given the cyclical nature of the Company's business, long term incentives are based on a three-year performance period and are provided through annual grants of stock options and cash incentives. The Compensation Committee determines a target award for each executive officer, expressed as a percentage of salary at the date the award is granted. The target award is allocated 85% to stock options and 15% to the cash incentive award. Stock options automatically become exercisable at the end of the three-year performance period and are intended to link the interests of key employees directly with stockholders' interests through increased individual stock ownership. After considering the long term incentives available to executive officers in equivalent positions in similar companies, the Compensation Committee increased the amount of the target award and the percentage of the award allocated to stock options for the 1995-97 and subsequent performance cycles. At the same time, however, the exercise price of the stock options was increased to market price at the time of grant.

    A significant portion (50% to 100%) of the long term cash incentive award is based on overall Company performance measured in terms of the Company's ranking in compound growth of net income, return on sales, and return on capital (weighted equally) when compared to the Selected Companies, a group of Fortune 500 companies in similar industries. The Selected Companies have been used for this comparison for a number of years; these companies have been selected because, in the judgment of the Company's compensation consultants and the Compensation Committee, they are the most directly comparable in size and nature of business to the Company. The Selected Companies include seven of the twelve companies which make up the published Standard & Poor's indices in the performance graph set forth below.

    The balance of the executives' long term cash incentive award is based upon each executive's meeting business unit and individual objectives. These objectives are established on the same basis as the types of individual goals described above for the annual cash bonus, but they are measured over a three-year performance cycle. The actual amount of each individual's cash incentives related to the executive's business unit financial performance and other individual objectives is determined by the Compensation Committee at the end of a rolling three-year performance cycle, based on the Committee's subjective evaluation of each executive's performance during the preceding three years. The target amount will be earned if Company financial performance ranks above at least half of the Selected Companies and business unit and individual performance are at 100% of goal. The maximum award amount will be earned if Company financial performance ranks above all of the comparison companies and business unit and individual performance are at least 150% of goal. No award will be earned if Company financial performance ranks below 75% or more of the Selected Companies and business unit and individual performance is below 75% of goal.

    For the three-year cycle that ended in 1995, the Company achieved in excess of 100% of the comparative performance goal. The incentive cash awards for each executive officer for the three-year cycle ended in 1996 were not determined on the date this proxy statement was prepared.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. The Chief Executive Officer's compensation is comprised of the same components as other executives: (i) base salary; (ii) an annual cash bonus; and (iii) a long term incentive in the form of stock options and a cash award. However, the CEO's annual cash bonus is based entirely on the Company's profit goal as established by the Compensation Committee. The bonus earned in 1995 and paid in 1996 reflects an achievement in excess of 100% of the goal for 1995. The bonus earned in 1996 to be paid in 1997 was not determined on the date this proxy statement was prepared. The cash portion of the long term incentive is likewise based entirely on the Company's performance during the three-year cycle as compared to the Selected Companies. For the three-year cycle ended in 1995, the Company achieved in excess of 100% of this goal. The incentive cash award for the three-year cycle ended in 1996 was not determined on the date this proxy statement was prepared. As with other executives, the size of the stock option award is determined on the basis of salary and not on the amount and terms of options already held.

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's executive officers. The Compensation Committee has approved changes to the LTI Plan and the annual cash bonus program for 1997 to allow the Company to preserve tax deductions for performance based executive compensation. The plans proposed are intended to operate in a similar manner to the existing plans to the extent permitted by law. The changes are set forth in Items 3 and 4 of this proxy.

    OVERALL COMPENSATION. The overall compensation package (base salary, annual cash bonuses and long term incentives) for each of the Company's executive officers and the Chief Executive Officer was generally equivalent to the average compensation of executive officers in comparable positions of similar companies surveyed. The Compensation Committee believes that the overall compensation package for the Company's key executives meets the objective of providing significant individual performance incentives.

                                 MEMBERS OF THE
                             COMPENSATION COMMITTEE
                                  H. J. Haynes
                                  J. W. Pitts
                                  J. H. Wiborg

ITEM 2. PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES AND TO DECREASE PAR VALUE OF COMMON SHARES

    It is recommended that the stockholders adopt an amendment to the Fourth Article of the Certificate of Incorporation to increase the authorized number of shares of common stock of the Company from 100,000,000 to 200,000,000 and to decrease the par value of the common stock from $12 to $1 per share. The authorized number and par value of shares of preferred stock will not change. The proposed amendment and the language currently in effect are set forth as Exhibits A and B, respectively, to this proxy statement. As in the past, each share of common stock will be entitled to one vote and no holder of common stock will have any preemptive rights.

    As of December 31, 1996, the authorized capital stock of the Company consisted of 100,000,000 shares of common stock, of which 38,871,278 shares were issued and outstanding, and 1,000,000 shares of preferred stock, of which no shares were issued. (See chart below).

                            AUTHORIZED CAPITAL STOCK

       CURRENTLY             PAR VALUE     AFTER AMENDMENT     PAR VALUE
------------------------  ---------------  ----------------  --------------
Preferred  1,000,000          no par          1,000,000          no par
Common 100,000,000          $12 per share    200,000,000       $1 per share

    Management believes it is desirable to increase the number of authorized common shares. This action will provide the Company with flexibility in the future by assuring availability of sufficient authorized but unissued common stock for possible acquisitions, stock splits, financing requirements and other corporate purposes without the necessity of further stockholder action. The Board of Directors has publicly announced its intention to approve a 100% stock split upon approval of this amendment.

    Currently, 1,199,182 shares (as adjusted for dilution under Article 10 of LTI Plan) of the common stock are reserved for stock option awards granted or to be granted under the LTI Plan. If Item 3 is adopted by shareholders, the number of shares of common stock reserved under the LTI Plan will be increased to 3,000,000 (subject to adjustment for dilution under Article 10 of LTI Plan). The Company has no other plans, proposals, agreements or understandings to issue the newly authorized common stock. Likewise, the Company is not aware of any effort to accumulate the Company's stock or to obtain control of the Company. Management's proposal to increase the number of authorized common shares is not the result of any knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

    With respect to declaration of a 100% stock split under present accounting rules and Delaware law, the par value of shares to be issued must be transferred to the common stock account from the additional paid in capital account. If the paid in capital account is less than the amount to be transferred, the difference would be transferred from the retained earnings account. By decreasing the par value of the common stock from $12 to $1 as proposed, there will be no reduction in retained earnings resulting from the announced stock split.

    It is possible that the issuance of additional common stock may result in some dilution of the voting rights of existing stockholders as the shares become more widely distributed. It could make an unsolicited acquisition more difficult. The Certificate of Incorporation presently contains the following provisions previously approved by stockholders which may discourage unsolicited takeover attempts: (1) the affirmative vote of two-thirds of the outstanding shares entitled to vote is required to approve a merger, consolidation, dissolution or sale of substantially all the Company's assets or to change the Bylaws or the Certificate of Incorporation; (2) a person who acquires 20% of the Company's outstanding common stock must purchase remaining shares in any subsequent merger or other business combination at the highest price paid for any of the initial shares acquired; (3) the Board of Directors is approximately divided into three equal classes, each class being elected annually for a three-year term; (4) directors may be removed only with the approval of two-thirds vote of outstanding common shares entitled to vote; and (5) stockholder action may be taken only during a duly called meeting of stockholders.

    Further, the Company's Bylaws provide that a special stockholders' meeting may be called by a majority of the Board of Directors. The Bylaws also require stockholders to give timely notice prior to an annual meeting of any matter they wish to present or nomination they wish to make for election to the Board. Cumulative voting is allowed under Delaware law.

    In December 1989, the Board of Directors approved a Rights Agreement designed to protect the Company against abusive takeover attempts. A dividend of one preferred share purchase right (the "Rights") was declared on each outstanding share of common stock. The Rights become exercisable when a person or group (an "Acquiring Person") publicly announces its intention to acquire or acquires 10% or more of the Company's common stock. After such an announcement, each Right entitles the holder to purchase, for $150, a fractional share of Company preferred stock designed to have a market value equal to the market value of a common share. If an Acquiring Person acquires 10% or more of the common stock, a holder of a Right (other than the Acquiring Person) will then be entitled to receive, upon exercise of the Right, shares of PACCAR common stock having a market value of two times the exercise price of $150. In the event the Company is acquired in a merger, each holder of a Right will be entitled to receive upon exercise of the Right shares of common stock of the Acquiring Company having a market value of two times the exercise price. At any time after an Acquiring Person acquires more than 10% but less than 50% of the Company's common stock, the Board of Directors may exchange the Rights, in whole or in part, at a ratio of one common share per Right.

    The affirmative vote of two-thirds ( 2/3) of the shares outstanding is required for the adoption of an amendment of the Certificate of Incorporation. If the "abstain" box on the proxy is checked it will count as a vote against the proposal. Brokers who hold shares in accounts for their clients and are not given instructions on how to vote on this proposal may not have discretion to vote and may return the proxy unmarked on this Item 2 (a "broker nonvote"). Broker nonvotes will count as a vote against the proposal. Unless otherwise instructed, proxies signed by the shareholder which are returned unmarked will be voted in favor of the proposal.

    The Board recommends a vote FOR the amendments to increase the authorized capitalization of common shares and to decrease the par value of common shares, as described in Item 2.

ITEM 3. PROPOSAL TO APPROVE AMENDMENTS TO THE 1991 LONG TERM INCENTIVE COMPENSATION PLAN (LTI) TO PERMIT THE COMPANY TO PRESERVE TAX DEDUCTIONS FOR PERFORMANCE BASED COMPENSATION PAYMENTS, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR AWARDS, AND TO MAKE OTHER CHANGES

INTRODUCTION

    The Board of Directors recommends to the shareholders the approval of certain amendments to the LTI Plan. This LTI Plan was approved by shareholders in 1991. The purpose of the LTI Plan is to encourage key employees of the Company and its subsidiaries to focus on long range objectives, to attract and retain key employees with exceptional qualifications, and to link key employees to stockholder interests through equity ownership and cash awards. Employees eligible to participate in the LTI Plan are key employees designated by the Compensation Committee. There are approximately 142 employees who participate in the LTI Plan including the executive officers shown in the table on page 7.

DESCRIPTION OF THE AMENDMENTS.

    Under Section 162(m) of the Internal Revenue Code (the "Code"), publicly held companies may not deduct compensation paid to certain executive officers in excess of $1 million in any one year for each such officer. The Code provides an exception for "performance-based" compensation. The purpose of the proposed amendments is to qualify awards under the LTI Plan for the "performance-based" exception to the Code as well as to increase the number of shares available for awards. The amendments make the following substantive changes to the LTI Plan:

    1. Article 2 is amended to state that the Compensation Committee consist of two or more directors who qualify as "outside directors" as defined by the Code and as exempt under Rule 16b-3 of the Securities and Exchange Act.

    2. Article 3 is amended to increase the number of Restricted Shares, Stock Units and Stock Options available to be awarded under the LTI Plan from 1,199,182 (as adjusted for dilution under Article 10 of LTI Plan) to 3,000,000. As of 12-31-96 approximately 476,021 shares of the 1,199,182 authorized remain available for future awards.

    3. Article 5.3 is amended to provide that the maximum number of common shares awarded to any participant as stock options and/or stock appreciation rights in any one year shall not exceed 150,000.

    4. Article 11 is amended to provide for long term performance cash awards based on the attainment of specified performance goals. Performance goals for the Chief Executive Officer and the four other highest compensated executives of the Company will be based on objective criteria specifically defined by the Committee. The maximum amount that may be paid to any participant in any year with respect to a long term performance cash award is $1,500,000. In the event of a Change in Control (as defined below), all cash awards would be immediately vested and payable. A pro rata award would be made during a year in which a Change of Control occurs.

                               NEW PLAN BENEFITS

    Benefits payable under the LTI Plan will vary depending on the Company's performance against selected business criteria. The following table describes the benefits that would have been received under the amendments to the LTI Plan had they been in effect during the last fiscal year. The cash payouts listed were earned in the 1993-1995 performance period.

PACCAR INC 1991 LONG TERM INCENTIVE PLAN

                                                                    SECURITIES     LONG TERM
                                                                    UNDERLYING     INCENTIVE
NAME AND POSITION                                                  OPTIONS/SARS     PAYOUTS
-----------------------------------------------------------------  -------------  ------------
C. M. Pigott.....................................................       56,156    $    506,250
  Chairman

D. J. Hovind.....................................................       23,398         219,938
  President

M. A. Tembreull..................................................       21,271         141,075
  Vice Chairman

M. C. Pigott.....................................................       21,271          90,000
  Vice Chairman

T. E. Plimpton...................................................        5,956          70,875
  Senior Vice President

All executive officers as a group................................      149,566       1,260,380

All other employees (including officers who are not executive
 officers) as a group............................................      161,158         501,526

All non-executive directors as a group...........................            0               0

    Options granted in 1996 become fully exercisable January 1, 1999 and were granted for a term of ten years subject to earlier termination upon termination
of employment. The closing trading price for Company common shares on March   ,
1997 was $       . The Company common shares trade on NASDAQ.

    The text of the LTI Plan is set forth in Exhibit C to this Proxy Statement. The following summary of the Plan's principal features does not purport to be complete. It is subject to, and qualified in its entirety by, Exhibit C.

    ADMINISTRATION. The LTI Plan is and will continue to be administered by the Compensation Committee of the Board of Directors (the "Committee") who are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986 and "nonemployee directors" under SEC Rule 16b-3. The Committee selects the key employees who will receive awards, determines the amount, vesting requirements and other conditions of each award, interprets the provisions of the LTI Plan and makes all other decisions regarding the operation of the LTI Plan. The Committee may adopt policies and procedures for the implementation of the LTI Plan.

    LIMITATION ON AWARDS. The total number of common stock authorized for Restricted Shares, Stock Units and Options to be awarded as described below is limited to 3,000,000 (subject to adjustment for dilution under Article 10 of LTI
Plan). If any Restricted Shares, Stock Units or Options are forfeited, or if Options terminate for any other reason prior to exercise (other than exercise of any related SAR), then they again become available for awards.

    ELIGIBILITY. Persons eligible for awards under the LTI Plan consist of managerial and key employees (including officers who are also Directors) of the Company and its subsidiaries as determined by the Committee.

    TYPES OF AWARDS AND TERMS. Awards under the LTI Plan may take the form of Restricted Shares, Stock Units, Options, and cash. Options may include Nonstatutory Stock Options ("NSOs") as well as Incentive Stock Options ("ISOs") intended to qualify for special tax treatment. Both NSOs and ISOs may be granted in combination with Stock Appreciation Rights ("SARs"), or SARs may be added to outstanding NSOs at any time after the grant. Regular SARs are exercisable at any time after the underlying NSO or ISO becomes exercisable, while Limited SARs become exercisable only in the event of a Change in Control (as defined below) with respect to the Company. Any award under the LTI Plan may include one of these elements or a combination of several elements. No payment is required upon receipt of an award, except that the recipient of newly issued Restricted Shares must pay the par value thereof to the Company.

    In addition, long term performance awards granted under the LTI Plan may be settled in stock issued under the LTI Plan.

    When granting awards, the Committee establishes when the awards can be exercised. Exercisability may be accelerated in the event of the participant's death, disability or retirement or in the event of a Change in Control. Moreover, the Committee may determine that outstanding options and SARs will become fully exercisable if it has concluded that there is a reasonable possibility of a Change in Control within six months.

    STOCK OPTIONS. Each grant of an option shall be evidenced by a stock option agreement specifying the number of shares and the exercise price. The maximum number of shares awarded to any participant in any year shall not exceed 150,000. Stock options may be issued in the form of ISOs or NSOs. The exercise price for an ISO must not be less than the fair market value of the common share on the date of grant. The exercise price for an NSO must not be less than 85% of the fair market value of a common share on the date of grant. No ISO may be exercisable after ten years. Stock options are not transferrable except in the case of the optionee's death.

    The exercise price of an ISO or NSO may be paid in any lawful form permitted by the Committee, including without limitation a promissory note or the surrender of shares of common stock or Restricted Shares already owned by the optionee.

    RESTRICTED SHARES AND STOCK UNITS. Restricted Shares are shares of common stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied; they are nontransferable prior to becoming exercisable. Restricted Shares have the same voting and dividend rights as other shares of common stock. A Stock Unit is an unfunded bookkeeping entry representing the equivalent of one share of common stock; it is nontransferable prior to the holder's death. A holder of Stock Units has no voting rights or other privileges as a stockholder but is entitled to receive dividend equivalents which may be converted into additional Stock Units or settled in the form of cash, common stock or a combination of both.

    When granting an award, the Committee determines the number of Stock Units or Restricted Shares to be included in the award as well as the conditions governing exercisability.

    Stock Units, when vested, may be settled by distributing shares of common stock or by a cash payment corresponding to the fair market value of an equivalent number of shares of common stock, or a combination of both.

    STOCK APPRECIATION RIGHTS. Under the LTI Plan, SARs may be granted in tandem with any Options. An SAR permits the participant to elect to receive any appreciation in the value of the optioned stock from the Company. The amount payable on exercise of an SAR is measured by the difference between the market value of the stock at exercise and the exercise price of the related option. The optionee generally must recognize ordinary income on this amount and the Company is entitled to a deduction.

    Upon exercise of an SAR, the corresponding portion of the related Option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an Option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding Option has been exercised.

    LONG TERM PERFORMANCE CASH AWARDS. The Committee may grant long term performance cash awards to any participant. Payment of cash awards will be based on the attainment of specified performance goals over a designated period in excess of one year. Performance goals for the Chief Executive Officer, and the four other highest compensated executives of the Company and such other senior executives as designated by the Committee will be based on objective criteria specifically defined by the Committee on a company, business unit or peer group comparison basis. These performance measures may include or exclude specified items of an unusual or nonrecurring nature and are based on one or more of the following: net income, return on assets, return on sales, return on capital, return on equity, cash flow, cost reduction, total shareholder return, economic value added, cash flow on investment and cash value added. The Committee may reduce or eliminate any award otherwise earned but such reduction may not result in an increase in the award payable to any other participant. The maximum amount that may be paid to any participant in any year with respect to a long term performance cash award is $1,500,000. Performance awards may be paid in cash or in shares or any combination thereof. In the event of a Change in Control, all cash awards would be immediately vested and payable. A pro rata award would be made during a year in which a Change of Control occurs.

    PROTECTION AGAINST DILUTION. In the event of a stock split, a stock dividend, an extraordinary cash dividend, or similar occurrence, a corresponding adjustment will be made in the number of shares covered by the LTI Plan, the number referred to in an outstanding award, the exercise price of each outstanding option, and the annual limit on the number of shares.

    CHANGE IN CONTROL. For purposes of the LTI Plan, the term "Change of Control" means (1) the acquisition by any person of beneficial ownership of at least 20% of the then outstanding common shares or the combined voting power of the Company's outstanding securities with certain specified exceptions, or (2) a change in the composition of the Board of Directors as a result of which the incumbent directors or their duly elected successors with certain specified exceptions cease to constitute a majority of the Board, or (3) a merger, consolidation or other business combination unless the Company's stockholders prior thereto retain 80% of the stock in the resulting corporation and at least a majority of the directors of the resulting corporation were members of the Company's Board or (4) a complete liquidation or sale of substantially all the Company's assets with certain specified exceptions (see LTI Plan text--"Definitions").

    AMENDMENT OR TERMINATION. The LTI Plan became effective on August 15, 1991 and remains in effect until it is discontinued by the Board of Directors. ISOs may be granted under the LTI Plan only until December 9, 2006. The Board of Directors may amend or terminate the LTI Plan at any time and for any reason. Stockholder approval for plan amendments is needed only to the extent required by applicable law, regulations, or rules.

FEDERAL INCOME TAX CONSEQUENCES.

    a. NON-QUALIFIED OPTIONS. Under the applicable provisions of the Internal Revenue Code, no tax will be payable by the recipient of an option at the time of grant. Upon exercise of a non-qualified option, the excess, if any, of the fair market value of the shares with respect to which the option is exercised over the total option price of such shares will be treated for federal tax purposes as ordinary income. Any profit or loss realized on the sale or exchange of any share actually received will be treated as a capital gain or loss. The Company will be entitled to deduct the amount, if any, by which the fair market value on the date of exercise of the shares with respect to which the option was exercised exceeds the exercise price.

    b.  INCENTIVE STOCK OPTIONS.  With respect to an Incentive Stock Option
(ISO), generally no taxable gain or loss will be recognized when the option is exercised (if the appreciation rights election is not made). ISOs exercised more than three months after termination of employment will be taxed in the same manner as non-qualified stock options described above. Generally, upon exercise of an ISO, the spread between the fair market value and the exercise price will be an item of tax preference for purposes of the alternative minimum tax.

    If the shares acquired upon the exercise of an ISO are held for at least one year, any gain or loss realized upon their sale will be treated as long term capital gain or loss. The Company will not be entitled to a deduction. If the shares are not held for the one-year period, ordinary income will be recognized in an amount equal to the difference between the amount realized on the sale and the price paid for the shares to the extent the exercise price exceeded the grant price. Remaining gain, if any, would be capital gain. The Company will be entitled to a deduction equal to the amount of any ordinary income so recognized. If the shares are not held for the one-year period and the amount realized upon sale is less than the grant price, such difference will be a capital loss.

    c. STOCK APPRECIATION RIGHTS. Upon the grant of an SAR, no taxable income is realized by the holder and no deduction is available to the Company. Upon exercise of an option through an SAR, the tax consequences to the holder and the Company are the same as for exercise of a non-qualified stock option.

    d. EXERCISE-SELL ELECTION. The federal income tax consequences resulting from an exercise-sell election are the same as those resulting from making an SAR election.

    Approval of the amendments to the LTI Plan requires the affirmative vote of a majority of the votes cast on this Item 3. If the "abstain" box on the proxy is checked it will count as a vote against the proposal. Brokers who hold shares in accounts for their clients who are not given instructions on how to vote on this proposal may return the proxy unmarked on this Item 3 (a "broker nonvote"). Broker nonvotes will not be counted as shares voted on this Item 3, and consequently will not be counted in determining whether this proposal passed. Unless otherwise instructed, proxies signed by the shareholder which are returned unmarked will be voted in favor of the proposal.

    The Board recommends a vote FOR the amendments to the LTI Plan, as described in Item 3.

ITEM 4. PROPOSAL TO APPROVE SENIOR EXECUTIVE INCENTIVE PLAN TO ALLOW THE COMPANY TO PRESERVE TAX DEDUCTIONS FOR ANNUAL BONUS PAID TO CERTAIN EXECUTIVES

    The Board of Directors recommends to the shareholders the approval of the Senior Executive Incentive Plan (the "SEI Plan"). This SEI Plan replaces the existing annual bonus program ("Incentive Compensation") for those executives eligible to participate. The SEI Plan is intended to operate in a similar manner to the existing Incentive Bonus Plan except as required to comply with tax law. The complete text of this SEI Plan is set forth as Exhibit D.

    Section 162(m) of the Internal Revenue Code limits the amount of compensation a company may deduct in any tax year for certain of the company's highest paid executive officers to $1,000,000 unless certain performance based criteria are satisfied. The purpose of this SEI Plan is to preserve for the Company the tax deductibility of the annual incentive compensation bonus for all executive officers. The SEI Plan promotes the success of the Company by focusing senior executives on achieving high quality performance, company profitability and growth.

    The following summary of the SEI Plan's principal features does not purport to be complete. It is subject to and qualified in its entirety by Exhibit D.

    ELIGIBILITY. Those persons eligible for participation in the SEI Plan are the Company's Chief Executive Officer and the next four highest compensated executives of the Company as defined in Internal Revenue Code 162(m) and up to four other senior executives as designated by the Compensation Committee.

    ADMINISTRATION. The SEI Plan will be administered by the Compensation Committee of the Board of Directors. The Committee shall have the authority to interpret the SEI Plan and adopt such rules or guidelines as it deems appropriate to administer the Plan. The Committee may in its sole discretion reduce or limit any award otherwise earned based on an assessment of individual performance but in no event will such reduction result in an increase of the award payable to any other participant.

    PLAN BENEFITS. Participants are eligible to earn incentive cash awards based solely on the attainment of specified performance goals established by the Committee during the first 90 days of the SEI Plan year.

Performance goals will be based on objective criteria specifically defined by the Committee on a Company, business unit or peer group comparison basis which may include or exclude specified items of an unusual and nonrecurring nature and are based on one or more of the following: net income, return on assets, return on sales, return on capital, return on equity, sales growth, market share, cash flow, cost reduction, total shareholder return, economic value added, cash flow on investment and cash value added. Actual goal attainment would be certified in writing by the Committee before the payout period. The maximum amount that may be paid to any eligible participant in any year under the SEI Plan is $1,500,000.

    CHANGE OF CONTROL. In the event of a change of control, each participant will be entitled to the maximum award opportunity prorated on the basis of the number of full or partial months completed prior to the change of control during the SEI Plan year in which the change of control occurs. (Change of control is defined in Section 10(b) of the SEI Plan document.)

    AMENDMENT OR TERMINATION. The Board of Directors may amend or terminate the SEI Plan at any time. An amendment of the SEI Plan shall be subject to the approval of the Company stockholders only to the extent required by applicable law, regulations, or rules. No award shall be earned under the SEI Plan after the SEI Plan is terminated.

    EMPLOYMENT RIGHTS. No action taken pursuant to the SEI Plan shall be evidence that the Company will employ any individual for any period of time in any position or at any particular rate of compensation.

    TERMINATION OF EMPLOYMENT. Participants who retire, resign or are terminated before the end of the SEI Plan year are not eligible for an award for that SEI Plan year. In the event of death or disability, payout will be prorated based on the actual goal achievement and salary received for the portion of the year worked.

    EFFECTIVE DATE. The SEI Plan shall be effective as of January 1, 1997, subject to approval of the Company stockholders at the 1997 annual meeting. No awards will be paid under this SEI Plan unless such approval is granted.

    NEW PLAN BENEFITS. Benefits payable under the SEI Plan will vary depending on the Company's performance against selected business criteria. However, the following table sets forth the dollar amounts which would have been received under the SEI Plan had it been in effect during the Company's last fiscal year and earned in 1995.

                                                                                        AWARD UNDER
NAME AND POSITION                                                                  ANNUAL BONUS PROGRAM
---------------------------------------------------------------------------------  ---------------------
C. M. Pigott.....................................................................
  Chairman                                                                             $     667,388
D. J. Hovind.....................................................................
  President                                                                            $     307,292
M. A. Tembreull..................................................................
  Vice Chairman                                                                        $     228,000
M. C. Pigott.....................................................................
  Vice Chairman                                                                        $     212,000
T. E. Plimpton...................................................................
  Senior Vice President                                                                $     109,613
All executive officers as a group................................................      $   1,860,203
All employees (other than executive officers) as a group.........................           NA
All non-executive directors as a group...........................................           NA

    FEDERAL TAX CONSEQUENCES. Awards under the SEI Plan constitute ordinary income taxable to a participant in the year in which paid. Subject to Section 162(m) of the Code and regulations thereunder, the Company generally will be entitled to a corresponding deduction for the year to which bonuses under the Plan relate.

    Approval of the SEI Plan requires the affirmative vote of a majority of the votes cast on this Item 4. If the "abstain" box on the proxy is checked it will count as a vote against the proposal. Brokers who hold shares in accounts for their clients who are not given instructions on how to vote on this proposal may return the proxy unmarked on this Item 4 (a "broker nonvote"). Broker nonvotes will not be counted as shares voted on this Item 4, and consequently will not be counted in determining whether this proposal passed. Unless otherwise instructed, proxies signed by the shareholder which are returned unmarked will be voted in favor of the proposal.

    The Board of Directors recommends a vote FOR approval of the SEI Plan, as described in Item 4.

    SHAREOWNER RETURN PERFORMANCE PRESENTATION--Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareowner return on the Company's common stock to the cumulative total return of the Standard & Poor's Composite - 500 Stock Index and an equally-weighted simple average of the Standard & Poor's Heavy-Duty Trucks & Parts and the Standard & Poor's Machinery (Diversified) indices (as reported on the Bloomberg data service) for the period of five fiscal years commencing December 31, 1991 and ending on December 31, 1996. Management believes that the blending of these two indices provides a better comparison than either of the indices alone because the Company's performance can be compared to a larger number of comparable companies. The comparison assumes that $100 was invested on December 31, 1991 in the Company's common stock and in the stated indices and assumes reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            PACCAR INC     S & P 500   S & P INDICES
1991              100.00       100.00          100.00
1992              120.72       107.43          117.76
1993              133.37       118.11          159.88
1994              118.31       119.62          146.80
1995              123.33       164.02          169.37
1996              206.41       197.25          206.16

                           COMPENSATION OF DIRECTORS

    In 1996, each director who was not an employee was entitled to an annual retainer of $35,000 and a fee of $5,000 for each Board or committee meeting attended. A single meeting attendance fee is paid when more than one meeting is held on the same day.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Ernst & Young has performed the audit of the Company's financial statements for the year 1996 and has been selected to perform this function for 1997. Partners from the Seattle office of Ernst & Young LLP are expected to be present at the stockholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER BUSINESS

    The Company knows of no other matters likely to be brought before the meeting. However, if other proposals are presented, proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting such proxies.

                                          /s/ J. M. D'Amato

                                          J. M. D'Amato

                                          SECRETARY

March 20, 1997

                       DIRECTIONS TO MEYDENBAUER CENTER:

                                     [MAP]

              From I-405 take the N.E. 4th Street Exit, head west. Turn right on 112th Avenue N.E. (heading north),
Turn left on N.E. 6th Street (heading west).

Parking garage entrance is on N.E. 6th Street

                                   EXHIBIT A

                              (PROPOSED AMENDMENT)

    FOURTH: The Corporation is authorized to issue 201,000,000 shares of stock of all classes, consisting of 200,000,000 shares of common stock having a par value of $1.00 per share and 1,000,000 shares of preferred stock having no par value. Each holder of record of shares of common stock shall be entitled to one vote for each share of stock outstanding in his name of record on the books of the Corporation. The holders of shares of preferred stock shall have no vote other than as may be provided by resolution of the Board of Directors. Other than as here expressly provided, the Board of Directors of the Corporation is expressly granted the authority to fix by resolution or resolutions, the voting power, designations, preferences and relative participating optional or other special rights and the qualifications, limitations or restrictions thereof in respect of any class or classes of stock or any shares of any class of stock of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware.

                                   EXHIBIT B

                               (CURRENT ARTICLE)

    FOURTH: The Corporation is authorized to issue 101,000,000 shares of stock of all classes, consisting of 100,000,000 shares of common stock having a par value of $12.00 per share and 1,000,000 shares of preferred stock having no par value. Each holder of record of shares of common stock shall be entitled to one vote for each share of stock outstanding in his name of record on the books of the Corporation. The holders of shares of preferred stock shall have no vote other than as may be provided by resolution of the Board of Directors. Other than as here expressly provided, the Board of Directors of the Corporation is expressly granted the authority to fix by resolution or resolutions, the voting power, designations, preference and relative participating optional or other special rights and the qualifications, limitations or restrictions thereof in respect of any class or classes of stock or any shares of any class of stock of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware.

                                    PACCAR INC

              777 - 106TH AVENUE N.E., BELLEVUE, WASHINGTON 98004

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

                FOR THE ANNUAL MEETING OF STOCKHOLDERS APRIL 29, 1997


The undersigned hereby appoints Charles M. Pigott and John W. Pitts as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of PACCAR Inc held of record by the undersigned on March 5, 1997, at the annual meeting of stockholders to be held on April 29, 1997, or any adjournment thereof.

Election of three Class II Directors to serve three-year terms ending in 2000:

Harold J. Haynes, James C. Pigott, Mark C. Pigott

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE DESIGNATED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                 --------------------
                                                     SEE REVERSE
                                                         SIDE
                                                 --------------------

    / / Please mark your
        votes as in this
        example.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1, 2, 3, 4, and 5.


                 FOR    WITHHELD                           FOR   AGAINST   ABSTAIN                          FOR   AGAINST   ABSTAIN
1. Election of   / /      / /      2. Amendment of         / /     / /       / /    3. Amendment of 1991    / /     / /       / /
   Directors                          Certificate of                                   Long Term Incentive
   (see reverse)                      Incorporation to                                 Plan
                                      Increase authorized
FOR, except vote withheld from        capitalization and
the following nominee(s):             to decrease par
                                      value (proxy
------------------------------        statement Exhibit A)

                                                          FOR   AGAINST   ABSTAIN
                                   4. Approval of Senior  / /     / /       / /     5. In their discretion, Proxies are
                                      Executive Incentive                              authorized to vote upon such other
                                      Plan                                             matters as may properly come before
                                                                                       the meeting.

                                               Please sign exactly as name appears below. When shares are held by joint owners, both should sign. When acting as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

                                                   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                                                   ENCLOSED ENVELOPE.

                                                   -----------------------------------------------------------------------------

                                                   -----------------------------------------------------------------------------
                                                         SIGNATURE(S)                                             DATE